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                                  Exhibit 99.2









                                Engagement Letter


                                       for


                         Marine Shuttle Operations, Inc.









                             MFC Merchant Bank S.A.









                                                     CONFIDENTIAL  October, 1998

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                             MFC MERCHANT BANK S.A.




October 26, 1998

Mr. Franz Eder
President
Marine Shuttle Operations, Inc.
4410 Montrose Boulevard
Houston, Texas
77006

                                  CONFIDENTIAL

     Re:  DM 215,000,000 Financing


Dear Mr. Eder,

The purpose of this letter is to confirm the terms upon which Marine Shuttle Operations, Inc. ("MSO") appoints MFC Merchant Bank S.A. ("MFC"), as it's sole and exclusive investment bank to arrange up to DM 215,000,000 in financing.

This amount may increase or decrease over time depending on the final business plan and it's implementation.

MSO has developed a technology combining the collaboration of five different companies to produce a unique method of Marine Installation and Removal, designed primarily for the offshore oil and gas platforms.


            6, COURS DE RIVE P.O. BOX 3540 1211 GENEVA 3 SWITZERLAND
   TELEPHONE (41 22) 818 29 29 TELEFAX (41 22) 818 29 30 E-MAIL mfc@mfcbank.ch


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                             MFC MERCHANT BANK S.A.


Partners in this venture include Thyssen Stahlunion of Dusseldorf, and Rogaland Consultants of Sandnes Norway.

The capital requirements is approximately DM 215 million and will be arranged through MFC and its partners. MFC will arrange the financing using:
1.   Investors,
2.   Term Debt with government guarantees,
3.   Government grants and incentive programs,
4.   Sale of tax deferment benefits,
5.   Vendors assistance

The capital raised will be used to design and build the first shuttle, and further units may be provided for from cash flow and additional funding commitments.

MFC will have the exclusive right under this engagement letter until April 30, 1999, and start from the date of your signing the duplicate copy of this letter by a way of confirmation of your agreement to the terms of the letter and the attached term sheet.

All out-of-pocket expenses that are incurred by the MFC, including, but not limited to, all facsimile, telex, telephone and correspondence charges, legal fees, sub contracted professionals, travelling and entertainment expenses shall be payable by MSO within twenty five (25) days from the date of billing irrespective of whether any financing agreements have been completed or finalized. MSO shall have to pre-approve legal expenses and fees for sub contracted professionals



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                             MFC MERCHANT BANK S.A.




MSO hereby agrees to indemnify and hold harmless ourselves and our sub-agents from any damages, legal fees, penalties, actions or other consequences of any nature whatever arising from our appointment as outlined herein. Any liability on our part or on part of our sub-agents shall be limited to gross negligence or intentional conduct.

If you agree to grant this appointment on the foregoing terms as well as those on the attached term sheet, please confirm your agreement by signing, dating and returning to us the attached copy of this letter. This engagement letter shall be governed by and construed under the laws of Switzerland, and the place of jurisdiction is Geneva.

This offer will expire five working days after date of signature by MFC.

Yours truly,                           Accepted on the 26th of October, 1998



                       26.10.98
----------------------                 --------------------------------
MFC MERCHANT BANK S.A.                 Marine Shuttle Operations, Inc.


                       26.10.98
----------------------
MFC MERCHANT BANK S.A.



Attachment



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                             MFC MERCHANT BANK S.A.

                                   TERM SHEET

Overview of the deal:      MSO has developed a technology combining the
                           collaboration of five different companies to produce a unique method of Marine Installation and Removal, designed primarily for the offshore oil and gas platforms.

                           Partners in this venture include Thyssen Stahlunion GmbH of Dusseldorf, Rogaland Consultants of Sandnes Norway and Schuller Industrieentsorgung AG Berlin.

                           Within the Partners Thyssen will be responsible for supply and the marketing of the Offshore Shuttle Concept, Rogaland for Project Management and Schuller for Waste Management and Dismantling onshore.

                           Offshore Shuttle AS of Oslo, in which MSO has a majority holding, will be responsible for the engineering and for the technical research and development under the lead of the Inventor Gunnar Foss.

                           The capital is approximately DM 215 million and will be arranged through MFC and its partners. MFC will arrange the financing using:
                           1.       Investors,
                           2.       Term Debt with government guarantees,
                           3.       Government grants and incentive programs,
                           4.       Sale of tax deferment benefits,
                           5.       Vendors assistance
                           The capital raised will be used to design and build the first shuttle.



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                             MFC MERCHANT BANK S.A.



Funding: DM 215 million. This amount may increase or decrease over time depending on the final business plan and it's implementation.

Placement:                 Best effort basis.

Completion Fees:           5% of financing raised to be paid to MFC, and DM
                           100,000 per month commencing October 15, 1998 until completion of the underwriting or it's termination which can also be due to non-availability of certain programs.

Break up Fees:             If another financing, Partnership or Industrial
                           Venture is contracted by MSO thereby eliminating this financing requirement, MFC will receive the value of 350,000 common shares of MSO or US $1.2 million whichever is greater. Pricing of common shares will be based on the average price of the last twenty days trading prior to the cancellation announcement. If common shares are issued, they will be registered on a demand basis.

Expenses:                  All out-of-pocket expenses that are incurred by MFC
                           including all facsimile, telex, telephone and correspondence charges, legal fees, travelling and entertainment expenses shall be payable by MSO within twenty five (25) days from the date of billing irrespective of whether any agreements have been completed or finalized. MSO shall have the right to pre-approve any legal expenses.

Sub Contracted  Expenses:  Sub agents can be appointed. Remuneration to be mutually agreed by both parties.



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                             MFC MERCHANT BANK S.A.



Exclusivity:               MFC is granted exclusive authority to negotiate on
                           behalf of MSO for the exclusivity term and are entitled to compensation for breach.

Termination:               150 day with written notice by either party.

Exclusivity Term:          Exclusivity to April 30, 1999.

Non Disclosure:            The existence of this proposal and the discussions
                           occurring shall be strictly confidential and shall not be disclosed to any third party without written consent of the other party.

Breach of Exclusivity:     If during the period of this appointment or within 12
                           months of the expiration thereof MSO, directly or through any of its subsidiaries, enters into an agreement concerning the raising of capital with anyone to whom MFC has introduced the Company under this mandate (a "New Partner"), MSO agrees to pay to MFC 5% of the amount of consideration obtained by MSO.

Conditions Precedent:      The review of the current structure carried out MFC
                           will not indicate any liability other than disclosed